Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D (including amendments thereto) with respect to the American Depositary Shares of Grand Toys International Limited and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.

Date: January 11, 2006

CENTRALINK INVESTMENTS LIMITED

	By:	/s/ Hsieh Cheng, Jeff
	Name:	Hsieh Cheng, Jeff
	Title:	Director

CORNERSTONE BESTSTEP INTERNATIONAL LIMITED

	By:	/s/ Hsieh Cheng, Jeff
	Name:	Hsieh Cheng, Jeff
	Title:	Director

	By:	/s/ Hsieh Cheng, Jeff
	Name:	Hsieh Cheng, Jeff